Exhibit 99.1

One Bermudiana Road Hamilton HM 08 PO Box HM 2245 Hamilton HM JX Bermuda Phone +1 441 292 8515 Fax +1 441 292 5280 xlgroup.com

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

GREG HENDRICK TO LEAD XL GROUP PLC INSURANCE
OPERATIONS, DAVE DUCLOS TO RETIRE

CHANGE IN INSURANCE LEADERSHIP WILL COMMENCE IN 2012

Hamilton, Bermuda – November 29, 2011 - XL Group plc (“XL”) (NYSE: XL) today announced that Greg Hendrick will become Chief Executive of XL’s insurance segment upon the retirement of Dave Duclos, the current insurance head. Mr. Hendrick, currently XL’s Executive Vice President, Strategic Growth, will assume the new position on January 1, 2012. Mr. Duclos, whose retirement becomes effective on December 31, 2011, will continue as a consultant to XL through 2012 to advise on and assist with the transition.

Commenting on the transition, XL’s Chief Executive Officer Mike McGavick said: “I want to thank Dave for his dedication and leadership throughout his tenure at XL. In an ever changing industry, Dave has played an integral role in guiding and positioning XL for the future. We are sorry to see him go, but wish Dave well on his well-deserved retirement and in all future endeavors.”

Mr. McGavick continued: “At the same time, I’m thrilled to announce that one of XL’s sharpest talents, Greg Hendrick, will be assuming the leadership of our insurance segment, following Dave’s retirement. With over 17 years at XL, as an underwriter, a head of one of our most successful reinsurance businesses, and most recently as the head of strategy for the entire enterprise, Greg has distinguished himself. For the past year he has led the Fresh Start review of each of our underwriting businesses, examining and helping align the strategy for each book. In this new role, I believe that Greg’s continued influence on our insurance operations will serve us well as XL’s success continues.”

During his career with XL, Mr. Hendrick has held various senior leadership positions including President and Chief Underwriting Officer of XL’s Bermuda-based reinsurance company, Senior Vice President and Chief Property Underwriter for Bermuda reinsurance operations and Vice President and Underwriter of XL Mid Ocean Re.

As the Head of XL’s Office of Strategic Growth since October 2010, Mr. Hendrick has been responsible for guiding XL’s strategic planning, focused on enhancing the Company’s operational efficiencies and further growing XL’s underwriting businesses. The strategy portfolio will be shared among Mr. Hendrick, Sarah Street, XL’s Chief Investment Officer and Jamie Veghte, Chief Executive of XL’s reinsurance segment.

Mr. Duclos has served as Executive Vice President and Chief Executive of XL’s insurance operations since 2008. Prior to this position, Mr. Duclos was Chief Operating Officer for XL’s insurance operations, Executive Vice President of Global Specialty Lines and Senior Vice President responsible for US Program operations. Prior to joining XL, he worked for over three years at Kemper Insurance Company in various senior level positions. Mr. Duclos began his career with CIGNA Corporation where he spent 21 years in various regional and national management roles in the field and home office.

About XL Group plc

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. Its principal offices are located at No.1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. To learn more, visit www.xlgroup.com

This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL’s beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in XL’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL’s other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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